Exhibit 99.1

Teladoc Health Appoints Health Care System Leader Catherine Jacobson to Board of Directors

PURCHASE, NY, February 25, 2020 –Teladoc Health (NYSE: TDOC), the global leader in virtual care, today announced the appointment of Catherine Jacobson to its board of directors. President and CEO of Froedtert Health, a Milwaukee-based integrated delivery system, Jacobson has deep insight into the strategic priorities of health systems, as well as proven leadership and financial acumen across a range of for-profit and not-for-profit healthcare organizations.

“Cathy is a proven national healthcare leader who has repeatedly helped build strong organizations with market-leading performance,” said Jason Gorevic, Teladoc Health CEO. “At a time when virtual care is such a critical strategy for hospitals and health systems, we are pleased to welcome Cathy and benefit from her vast experience in this area.”

“I am excited to join the Teladoc Health board at this pivotal moment in the company’s growth,” said Jacobson. “Teladoc Health is dramatically transforming the delivery of care and I’m proud to partner with them on this remarkable journey.”

Jacobson became president and CEO of Froedtert Health in 2012, two years after joining the organization as executive vice president of finance and strategy, chief financial officer and chief strategy officer. Before Froedtert Health, she spent 22 years at Rush University Medical Center in Chicago in various leadership roles, leaving the corporation as chief financial officer, treasurer and SVP of finance and strategic planning, marketing and communication.

A former board member and national chair of the Healthcare Financial Management Association (HFMA), Jacobson is also an active member of the American College of Healthcare Executives and Healthcare Institute, and previously served as chair of the board of the Wisconsin Hospital Association. In 2019, Modern Healthcare recognized her as one of the 100 Most Influential People in Healthcare, while Junior Achievement of Wisconsin named Jacobson its 2018 Distinguished Executive of the Year, inducting her into the Wisconsin Business Hall of Fame. She also was recently awarded the honorary degree of Doctor of Healthcare Leadership from the University of Wisconsin-Milwaukee.

For more information, visit www.teladochealth.com.

About Teladoc Health

A mission-driven organization, Teladoc Health, Inc., is successfully transforming how people access and experience healthcare, with a focus on high quality, lower costs, and improved outcomes around the world. Ranked #1 among direct-to-consumer telehealth providers in the J.D. Power 2019 U.S. Telehealth Satisfaction Study, the integrated services from Teladoc Health include telehealth, expert medical services, AI and analytics, and licensable platform services. With more than 2,000 employees, the organization delivers care in 130 countries and more than 30 languages, partnering with employers, hospitals and health systems and insurers to transform care delivery. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

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Media Contacts:
Anthony Steel

Weber Shandwick

917-803-1990

asteel@webershandwick.com

Courtney McLeod
Director of Communications
914-265-6789
cmcleod@teladochealth.com